Exhibit 4.2

EXECUTION VERSION

American Airlines Group Inc.

American Airlines, Inc.

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 30, 2015

Wilmington Trust, National Association

Trustee

First Supplemental Indenture, dated as of December 30, 2015 (this “First Supplemental Indenture”), among American Airlines Group Inc., a Delaware corporation (the “Company”), as successor in interest to US Airways Group, Inc., a Delaware corporation (“US Airways Group”), American Airlines, Inc., a Delaware corporation (“American”), as successor in interest to US Airways, Inc., a Delaware corporation (“US Airways”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), to the indenture, dated as of September 25, 2014 (the “Indenture”), among the Company, US Airways Group, American and US Airways, as guarantors (the “Guarantors”), and the Trustee, pursuant to which the Company issued its 5.50% Senior Notes due 2019 (the “Notes”) in an aggregate principal amount of $750,000,000.

WHEREAS, the Company has heretofore executed and filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger, providing for the merger, effective as of the date hereof, of US Airways Group with and into the Company, with the Company continuing as the surviving corporation, pursuant to Section 253 of the Delaware General Corporation Law;

WHEREAS, American and US Airways have heretofore entered into an Agreement and Plan of Merger, dated as of December 28, 2015, and American has executed and filed with the Secretary of State of the State of Delaware a Certificate of Merger, providing for the merger, effective as of the date hereof, of US Airways with and into American, with American continuing as the surviving corporation;

WHEREAS, Section 5.01 of the Indenture provides that a Guarantor may merge into any Person; provided that, among other things, the surviving Person expressly assumes by a supplemental indenture all of the obligations of such Guarantor under the applicable Note Guarantee;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder to, among other things, (a) evidence the succession of another Person to the Company or any Guarantor pursuant to Section 5.01 of the Indenture and the assumption by such successor of the Company’s or such Guarantor’s covenants, agreements and obligations under the Indenture and with respect to the Notes, or (b) to make any change that does not adversely affect the rights of any Holder of the Notes;

WHEREAS, in connection with the execution and delivery of this First Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Sections 5.01 and 11.02 of the Indenture; and

WHEREAS, the Company and American have requested that the Trustee execute and deliver this First Supplemental Indenture and have satisfied all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes, as follows:

Section 1. Definitions in this First Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this First Supplemental Indenture;

(b) the terms defined in this First Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section is to a Section of this First Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2. Assumption of Obligations and Agreements to be Bound.

2.1 Assumption by the Company. The Company hereby expressly assumes all of the obligations of US Airways Group under US Airways Group’s Note Guarantee. The Company and the Trustee acknowledge and agree that, in accordance with Section 5.01 of the Indenture, the Company hereby succeeds to and shall be substituted for, and shall be bound by, every covenant, agreement and obligation of US Airways Group under the Indenture and with respect to the Notes, and shall be entitled to exercise every right and power of US Airways Group under the Indenture (provided, that nothing in this First Supplemental Indenture shall be interpreted to limit or diminish the rights and powers of the Company under the Indenture prior to the date hereof).

2.2 Assumption by American. American hereby expressly assumes all of the obligations of US Airways under US Airways’s Note Guarantee. American and the Trustee acknowledge and agree that, in accordance with Section 5.01 of the Indenture, American hereby succeeds to and shall be substituted for, and shall be bound by, every covenant, agreement and obligation of American under the Indenture and with respect to the Notes, and shall be entitled to exercise every right and power of US Airways under the Indenture.

Section 3. Miscellaneous.

3.1 Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. In the event of a conflict between any term or provision of the Indenture and any term or provision of this First Supplemental Indenture, the terms and provisions of this First Supplemental Indenture shall control.

3.2 Parties. Nothing in this First Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or any provision herein or therein contained.

3.3 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and American and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

3.4 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

3.5 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page of this First Supplemental Indenture by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Thomas T. Weir
Name:	Thomas T. Weir
Title:	Vice President and Treasurer

AMERICAN AIRLINES, INC.

By:	/s/ Thomas T. Weir
Name:	Thomas T. Weir
Title:	Vice President and Treasurer

[AAG 5.50% Senior Notes due 2019 - First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[AAG 5.50% Senior Notes due 2019 - First Supplemental Indenture]